Exhibit 99.1

NEWS RELEASE

Contact:
Alliance Data
Julie Prozeller – Analysts/Investors
FTI Consulting
212-850-5721
alliancedata@fticonsulting.com

Shelley Whiddon – Media
214.494.3811
Shelley.whiddon@alliancedata.com

Epsilon
Jessica Simon – Media
212.457.7135
jsimon@epsilon.com

PRESTIGE CRUISE HOLDINGS SIGNS NEW AGREEMENT WITH ALLIANCE DATA’S EPSILON FOR DATABASE MARKETING SERVICES

DALLAS, Texas (Dec. 20, 2011) – Prestige Cruise Holdings has enlisted Epsilon, a subsidiary of Alliance Data Systems Corporation (NYSE: ADS) and a leading provider of loyalty and marketing solutions derived from transaction-rich data, to provide a full suite of database marketing services.

Prestige Cruise Holdings, based in Miami, Florida, is the parent company of Oceania Cruises and Regent Seven Seas Cruises. Oceania Cruises and Regent Seven Seas Cruises are recognized as market leaders in the upper premium and luxury segments of the cruise industry.

Under the terms of the new multiyear agreement, Epsilon will host and manage the marketing database of past and prospective guests for Oceania Cruises and Regent Seven Seas Cruises and will provide data services to enhance their existing guest information. Epsilon’s database solution includes the delivery of access tools and consulting support to improve marketing campaign effectiveness and create more targeted lists for cross-channel customer acquisition and retention efforts. Epsilon will also help each brand to better understand their past guests and prospects to deliver a personalized experience across multiple communications channels, increase passenger loyalty and identify new passengers.

“A partner like Epsilon will help drive targeting efforts across a variety of communication channels by improving our customer insights, said Todd Brown, vice president of Database Marketing at Prestige Cruise Holdings. “With two growing brands dedicated to providing top-notch customer service, it’s especially important for us to partner with a highly reputable company like Epsilon, whose robust and flexible solution will help us continue to grow and enhance our relationships with guests around the globe.”

“We are excited to work with and support Oceania Cruises and Regent Seven Seas,” said Bryan Kennedy, president of Epsilon. “As luxury providers it’s critical that each brand truly understand their previous, current and future passengers and communicates through highly targeted messages across the right channels. A rich marketing database is the foundation of a successful cross-channel communications strategy.”

About Epsilon
Epsilon is the industry’s leading marketing services firm, with a broad array of data-driven, multichannel marketing solutions that leverage consumer insight to help brands deepen their relationships with customers. Services include strategic consulting, acquisition and customer database technologies, loyalty management, proprietary data, predictive modeling and a full range of direct and digital agency services, including creative, interactive web design, email deployment, search engine optimization and direct mail production. In addition, Epsilon is the world's largest permission-based email marketer. Epsilon is an Alliance Data company. For more information, visit www.epsilon.com or call 1.800.309.0505.

About Alliance Data
Alliance Data® (NYSE:ADS) and its combined businesses is North America’s largest and most comprehensive provider of transaction-based, data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today’s most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and other emerging technologies. Headquartered in Dallas, Alliance Data employs approximately 8,500 associates at more than 50 locations worldwide.

Alliance Data is a leading provider of marketing-driven credit solutions, and is the parent company of Epsilon®, a leading provider of multi-channel, data-driven technologies and marketing services, and LoyaltyOne®, which owns and operates the AIR MILES® Reward Program, Canada’s premier coalition loyalty program. For more information about the company, visit our web site, www.AllianceData.com, or you can follow us on Twitter at www.Twitter.com/AllianceData.

About Prestige Cruise Holdings
Prestige Cruise Holdings (PCH) is the parent company of Oceania Cruises and Regent Seven Seas Cruises. Formed in 2007 to manage select assets in Apollo Management's cruise investment portfolio, PCH is led by Chairman & CEO Frank J. Del Rio and President & COO Kunal S. Kamlani. PCH is the market leader in the upper-premium and luxury segments of the cruise industry with nearly 5,200 berths between the Oceania Cruises and Regent Seven Seas Cruises brands, a number the company expects will grow to approximately 6,500 berths by 2012.

Alliance Data’s Safe Harbor Statement/Forward Looking Statements
This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project” and similar expressions as they relate to us or our management. When we make forward-looking statements, we are basing them on our management’s beliefs and assumptions, using information currently available to us. Although we believe that the expectations reflected in the forward-looking statements are reasonable, these forward-looking statements are subject to risks, uncertainties and assumptions, including potential effects of the Epsilon data theft incident, and those discussed in our filings with the Securities and Exchange Commission.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements contained in this presentation reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We have no intention, and disclaim any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this presentation regarding Alliance Data Systems Corporation’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year. Risk factors may be updated in Item 1A in each of the Company’s Quarterly Reports on Form 10-Q for each quarterly period subsequent to the Company’s most recent Form 10-K.

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